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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 22, 2003

                          COMMONWEALTH INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                   13-3245741
(State of incorporation)                  (I.R.S. Employer Identification No.)

          500 West Jefferson Street
               19th Floor
       Louisville, Kentucky                                  40202-2823
(Address of principal executive office)                      (Zip Code)

       Registrant's telephone number, including area code: (502) 589-8100


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

Item 9.  Regulation FD Disclosure.

         See the following press release, dated April 22, 2003, announcing Commonwealth Industries, Inc.'s results of operations for the First Quarter of 2003. Note that this information is being provided under Item 9 and Item 12 of Form 8-K:

                                       Contact:     Katherine R. Gould
                                                    Vice President
                                                    Organizational Development
                                                   (502) 589-8130

              COMMONWEALTH INDUSTRIES REPORTS FIRST QUARTER RESULTS

LOUISVILLE, Ky. (April 22, 2003) - Commonwealth Industries, Inc. (NASDAQ/NM:
CMIN) today announced results for the first quarter ended March 31, 2003. Net sales for the first quarter of 2003 declined 4% to $212.0 million from $221.9 million in the same period last year. Gross profit for the quarter fell 12% to $9.3 million from $10.5 million in the year-earlier quarter, while the operating loss increased to $3.2 million from $0.7 million in the same period last year. The net loss for the first quarter of 2003 was $6.5 million or $0.41 per diluted share compared with a net loss of $4.4 million or $0.28 per diluted share in the prior-year period, excluding the impact of goodwill impairment charges recorded in the first quarter of 2002. Including goodwill impairment charges, the Company's net loss for the first quarter of 2002 was $29.8 million or $1.86 per diluted share.

         Commonwealth's aluminum shipments fell 12% to 183.7 million pounds in the first quarter of 2003 compared with 209.5 million pounds in the year-earlier period, while shipments of electrical conduit products declined 9% to 114.9 million feet versus 126.0 million feet in the first quarter of 2002.

         As anticipated by the Company last month, Commonwealth's loss for the first quarter of 2003 primarily reflected a decline in selling prices and higher unit manufacturing costs at its Alflex electrical products business because of weaker customer demand.

         Additionally, shipments of aluminum products declined in the first quarter versus the same period last year due to unanticipated weakness in certain markets, particularly for welded aluminum tube. The decline in aluminum shipments also reflected planned equipment downtime for maintenance and capital improvement outages during the first quarter. However, the Company's aluminum business achieved higher gross profit in the first quarter as improved material margins more than offset the impact of lower volume and higher unit manufacturing costs. Because of its higher gross profit for the period, operating income from Commonwealth's aluminum business was greater in the first quarter of 2003 than in the year-earlier period.

         Earnings before interest, taxes, depreciation and amortization charges (EBITDA) for the first quarter of 2003 was $2.4 million versus $4.9 million in the year-earlier period, excluding goodwill impairment charges. Including goodwill impairment charges, the Company had negative EBITDA for the first quarter of 2002 of $20.5 million.

         Mark V. Kaminski, President and Chief Executive Officer said, "While we had anticipated a challenging first quarter, we were disappointed by the continued weakness in Alflex's key markets, particularly commercial construction, and its impact on the financial results for both Alflex and Commonwealth Industries as a whole. At the same time, we were pleased to see our aluminum business increase its profitability during the quarter, a noteworthy accomplishment considering the reduction in sales volume that resulted from ongoing economic uncertainties."

         The Company's gross profit margin for the first quarter declined to 4.4% from 4.8% in the year-earlier period, reflecting an improvement in its aluminum business unit, which offset a lower gross profit margin in its electrical products business unit. The gross profit margin for the aluminum business increased to 3.7% in the first quarter of 2003 from 2.6% in the same period last year as material margins improved to $0.353 per pound from $0.303 per pound in the same quarter last year, aided by firmer pricing, lower primary metal costs, and better scrap availability. Unit manufacturing costs, however, increased to $0.291 per pound from $0.255 per pound in the year-earlier quarter due to lower volume and the Company's decision to incur significant down time for maintenance purposes and to complete capital improvements. In the Company's electrical products business, gross profit margin declined to 8.7% in the first quarter of 2003 from 17.6% in the same period last year, reflecting lower volume and the related impact on manufacturing efficiency, as well as continued pressure on selling prices resulting from a continued decline in commercial construction activity and the competitive price environment.

         Selling, general and administrative expenses for the first quarter of 2003 increased 11% to $12.5 million from $11.3 million in the same quarter last year and represented 5.9% of net sales in the first quarter of 2003 versus 5.1% of net sales in the first quarter of 2002. The increase from the year-earlier period was due primarily to expenses associated with the Company's project to upgrade its information technology systems.

         Concluding, Kaminski added: "Obviously, we cannot predict when and to what extent an economic recovery will benefit our businesses. Many factors, including greater consumer confidence and an easing of geopolitical tensions around the world, must fall into place if a robust and sustained economic expansion is to take place. We cannot control the timetable for these events, so we intend to continue working to expand our cost and service advantages, and to develop innovative product and revenue enhancements that will provide the foundation for market share growth as the economy begins to improve."

         At March 31, 2003, Commonwealth had total assets of $409.3 million compared with $421.5 million a year ago. Stockholders' equity at March 31, 2003, was $100.6 million versus $111.8 million at the end of the first quarter of 2002. Debt-to-capitalization was 55% at March 31, 2003, compared with 53% in the year-earlier quarter.

         Commonwealth Industries is one of North America's leading manufacturers of aluminum sheet for distributors and the transportation, construction, and consumer durables end-use markets. The Company has direct-chill casting facilities in Kentucky and continuous casting mini-mills in Ohio and California. Commonwealth also is a leading manufacturer of innovative electrical products through its Alflex operations in California and North Carolina. For more information about the Company, visit Commonwealth's website at www.ciionline.com.

         A public, listen-only simulcast and replay of Commonwealth's first quarter conference call may be accessed at the Company's web site or www.companyboardroom.com. The simulcast will begin at approximately 10:00 a.m. Eastern Daylight Time on Tuesday, April 22, 2003, and a replay of the call will be available beginning at approximately noon Eastern Daylight Time and will run until May 22, 2003.

         Certain statements set forth above, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the Company's and its subsidiaries' expected future financial position, results of operations, cash flows, funds from operations, dividends, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions and growth opportunities are forward-looking statements. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such statements. Such factors may include, without limitation, the effect of global economic conditions, the ability to achieve the level of cost savings or productivity improvements anticipated by management, the effect (including possible increases in the cost of doing business) resulting from war or terrorist activities or political uncertainties, the ability to successfully implement new marketing and sales strategies, the impact of competitive products and pricing, product development and commercialization, availability and cost of critical raw materials, capacity and supply constraints or difficulties, the success of the Company in implementing its business strategy, and other risks as detailed in the Company's various filings with the Securities and Exchange Commission.

                          COMMONWEALTH INDUSTRIES, INC.
                 Condensed Consolidated Statement of Operations
                      (in thousands except per share data)

                                                                                        Three Months Ended
                                                                                             March 31,
                                                                                       2003            2002
                                                                                    -----------    -----------
Net sales                                                                           $   211,968     $  221,858
Cost of goods sold                                                                      202,650        211,318
                                                                                    -----------     ----------
    Gross profit                                                                          9,318         10,540
Selling, general and administrative expenses                                             12,524         11,260
                                                                                    -----------     ----------
    Operating income (loss)                                                              (3,206)          (720)
Other income (expense), net                                                                 494            273
Interest expense, net                                                                    (3,701)        (3,851)
                                                                                    -----------     ----------
    Income (loss) before income taxes and cumulative effect of change
       in accounting principle                                                           (6,413)        (4,298)
Income tax expense                                                                           80            125
                                                                                    -----------     ----------
    Income (loss) before cumulative effect of change in accounting principle             (6,493)        (4,423)
Cumulative effect of change in accounting principle                                          --        (25,327)
                                                                                    -----------     ----------
    Net income (loss)                                                               $    (6,493)    $  (29,750)
                                                                                    ===========     ==========

Basic and diluted net income (loss) per share:
   Income (loss) before cumulative effect of change in accounting principle         $     (0.41)   $     (0.28)
   Cumulative effect of change in accounting principle                                       --          (1.58)
                                                                                    -----------    -----------
   Net income (loss)                                                                $     (0.41)   $     (1.86)
                                                                                    ===========    ===========

Weighted average shares outstanding:
    Basic                                                                               16,011          15,984
    Diluted                                                                             16,011          15,984

Dividends paid per share                                                            $     0.05      $     0.05

                          COMMONWEALTH INDUSTRIES, INC.
                       Operating and Financial Statistics
                  (dollars in thousands except per share data)

                                                                                        Three Months Ended
                                                                                             March 31,
                                                                                       2003            2002
                                                                                    -----------    -----------
Net sales volume:
    Aluminum products                                                               $   187,286    $   192,958
    Electrical products                                                             $    24,682    $    28,900

Shipment volume:
    Aluminum products (millions lbs.)                                                     183.7          209.5
    Electrical products (millions ft.)                                                    114.9          126.0

Production volume:
    Aluminum products (millions lbs.)                                                     196.4          214.3
    Electrical products (millions ft.)                                                    116.4          124.8

Gross profit percent
    Aluminum products                                                                       3.7%           2.6%
    Electrical products                                                                     8.7%          17.6%
    Consolidated Company                                                                    4.4%           4.8%

Operating income percent
    Aluminum products                                                                       2.3%           1.1%
    Electrical products                                                                    (4.1%)          6.8%
    Consolidated Company                                                                   (1.5%)         (0.3%)

EBITDA (excluding non-cash goodwill impairment charges of
   $25.3 million in 2002) (1)                                                       $     2,431    $     4,868
EBITDA (including non-cash goodwill impairment charges of
   $25.3 million in 2002) (1)                                                       $     2,431    $   (20,459)

Current ratio                                                                               2.8x           2.3x
Interest coverage ratio (EBITDA excluding
   non-cash goodwill impairment charges of $25.3 million in 2002
   to interest expense)                                                                     0.7x           1.3x
Interest coverage ratio (EBITDA including
   non-cash goodwill impairment charges of $25.3 million in 2002
   to interest expense)                                                                     0.7x          (5.3x)
Return on average stockholders' equity (annualized)                                       (25.0%)        (96.7%)
Debt-to-capitalization                                                                       55%            53%

Note (1) See EBITDA Calculation on Page 6.

                          COMMONWEALTH INDUSTRIES, INC.
                               EBITDA Calculation
                                 (in thousands)

                                                                                        Three Months Ended
                                                                                             March 31,
                                                                                       2003            2002
                                                                                    -----------    -----------

Net cash (used in) provided by operating activities                                 $    (8,233)   $     1,063
Adjustments to reconcile to net cash (used in) provided by
 operations to net income (loss):
  Depreciation                                                                           (5,143)        (5,315)
  Amortization                                                                             (222)          (319)
  Goodwill impairment charges                                                                --        (25,327)
  Loss on disposal of property, plant and equipment                                         (12)            (2)
  Issuance of common stock in connection with stock awards                                  (90)           (75)
  Change in working capital and other net assets                                          7,207            225
                                                                                    ------------   -----------
Net income (loss)                                                                   $    (6,493)   $   (29,750)
Add back depreciation                                                                     5,143          5,315
Add back amortization (1)                                                                    --             --
Add back tax expense / subtract tax benefit                                                  80            125
Add back interest expense, net (1)                                                        3,701          3,851
                                                                                    -----------    -----------
   EBITDA including non-cash goodwill impairment charges                                  2,431        (20,459)
Add back non-cash goodwill impairment charges                                                --         25,327
                                                                                    -----------    -----------
   EBITDA excluding non-cash goodwill impairment charges                            $     2,431    $     4,868
                                                                                    ===========    ===========

Note      (1) Amortization of financing costs for the three months ended March
          31, 2003 and 2002 of $222 and $319, respectively, is included in interest expense, net instead of in amortization in the above calculation.

                          COMMONWEALTH INDUSTRIES, INC.
                 Condensed Consolidated Statement of Cash Flows
                                 (in thousands)

                                                                                        Three Months Ended
                                                                                             March 31,
                                                                                       2003            2002
                                                                                    ------------   -----------
Cash flows from operating activities:
  Net income (loss)                                                                 $    (6,493)   $  (29,750)
  Adjustments to reconcile net income (loss) to net cash (used in)
    provided by operations:
       Depreciation                                                                       5,143          5,315
       Amortization                                                                         222            319
       Goodwill impairment charges                                                           --         25,327
       Loss on disposal of property, plant and equipment                                     12              2
       Issuance of common stock in connection with stock awards                              90             75
       Change in working capital and other net assets                                    (7,207)          (225)
                                                                                    ------------   -----------
         Net cash (used in) provided by operating activities                             (8,233)         1,063
                                                                                    ------------   -----------

Cash flows from investing activities:
  Purchases of property, plant and equipment                                             (4,598)        (1,429)
  Proceeds from sale of property, plant and equipment                                         3             --
                                                                                    -----------    -----------
         Net cash (used in) investing activities                                         (4,595)        (1,429)
                                                                                    -----------    -----------

Cash flows from financing activities:
  Increase in outstanding checks in excess of deposits                                      418             --
  Proceeds from long-term debt                                                           33,707         34,000
  Repayments of long-term debt                                                          (33,707)       (34,000)
  Cash dividends paid                                                                      (801)          (799)
                                                                                    -----------    -----------
         Net cash (used in) financing activities                                           (383)          (799)
                                                                                    -----------    -----------

Net (decrease) in cash and cash equivalents                                             (13,211)        (1,165)
Cash and cash equivalents at beginning of period                                         13,211          6,393
                                                                                    -----------    -----------
Cash and cash equivalents at end of period                                          $        --    $     5,228
                                                                                    ===========    ===========

                          COMMONWEALTH INDUSTRIES, INC.
                      Condensed Consolidated Balance Sheet
                        (in thousands except share data)

                                                                                             March 31,
                                                                                    --------------------------
                                                                                       2003            2002
                                                                                    -----------    -----------
Assets
Cash and cash equivalents                                                           $        --    $     5,228
Accounts receivable, net                                                                    209            229
Inventories                                                                             140,555        127,601
Net residual interest in receivables sold                                                59,995         86,498
Prepayments and other current assets                                                      7,423          2,172
                                                                                    -----------    -----------
        Total current assets                                                            208,182        221,728
Property, plant and equipment, net                                                      146,408        148,249
Goodwill, net                                                                            48,872         48,872
Other noncurrent assets                                                                   5,867          2,622
                                                                                    -----------    -----------
        Total assets                                                                $   409,329    $   421,471
                                                                                    ===========    ===========

Liabilities
Outstanding checks in excess of deposits                                            $       418    $        --
Accounts payable                                                                         45,833         59,266
Accrued liabilities                                                                      28,225         35,844
                                                                                    -----------    -----------
        Total current liabilities                                                        74,476         95,110
Long-term debt                                                                          125,000        125,000
Other long-term liabilities                                                               5,076          6,621
Accrued pension benefits                                                                 28,136          4,344
Accrued postretirement benefits                                                          76,075         78,558
                                                                                    -----------    -----------
        Total liabilities                                                               308,763        309,633
                                                                                    -----------    -----------

Commitments and contingencies                                                                --             --

Stockholders' Equity
Common stock, $0.01 par value, 50,000,000 shares authorized, 16,010,971 and
     15,984,490 shares outstanding at March 31, 2003
     and 2002, respectively                                                                 160            160
Additional paid-in capital                                                              405,703        405,518
Accumulated deficit                                                                    (285,236)      (289,081)
Notes receivable from sale of common stock                                                   --         (1,561)
Accumulated other comprehensive income:
     Minimum pension liability adjustment                                               (21,391)            --
     Effects of cash flow hedges                                                          1,330         (3,198)
                                                                                    -----------    -----------
        Total stockholders' equity                                                      100,566        111,838
                                                                                    -----------    -----------
        Total liabilities and stockholders' equity                                  $   409,329    $   421,471
                                                                                    ===========    ===========

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    COMMONWEALTH INDUSTRIES, INC.

                                 By    /s/ Mark V. Kaminski
                                       ---------------------------------------
                                       Mark V. Kaminski, President and
                                       Chief Executive Officer

Date: April 22, 2003